SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 1, 2004

Great Plains Ethanol, LLC

(Exact name of Registrant as specified in its charter)

South Dakota	333-56368	46-0459188
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27716 462nd Ave. Chancellor, South Dakota		57015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 647-0040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01-Entry Into a Material Definitive Agreement

Great Plains Ethanol, LLC (hereafter referred to as “we” or “our”) entered into a first amended Credit Agreement with AgCountry Farm Credit Services, FLCA on September 1, 2004. See Item 2.03, the text of which is herein incorporated by reference.

Section 2-Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

AMENDMENT TO CREDIT AGREEMENT

On September 1, 2004, we entered into a first amended Credit Agreement with AgCountry Farm Credit Services, FLCA.  The amendment provides us with a line of credit, allowing us to borrow up to $3.0 million on a revolving basis. The primary purpose of the line of credit is to provide for working capital in light of our expectations with respect to cash to be provided by operations. The line of credit bears interest equal to LIBOR plus 3.50 % per month, requiring quarterly payments of interest based on the unpaid balance. The revolving feature permits us to borrow the difference between the unpaid principal balance and $3.0 million until maturity on September 1, 2005. Repayment is without penalty, at which time we can reborrow to the maximum amount allowable under the amendment. There is a 0.50% annual commitment fee assessed quarterly on any funds not borrowed.

The line of credit is secured by our real property, personal property, general intangibles, improvements, contracts, and other rights set forth under our original Credit Agreement dated June 19, 2002. In addition to the covenants and conditions in the Credit Agreement dated June 19, 2002, we are required under the line of credit to maintain or provide the following: a minimum equity percentage of 40%; a minimum working capital of $5.0 million, a fixed charge coverage ratio of 1.15:1.00; a capital spending limitation of $500,000 per year; and certain financial reports.  In event of default, AgCountry may terminate the Credit Agreement, as amended, and declare the entire amount immediately due and owing. Events of default generally include failure to make payments when due or violations of one or more of the covenants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ETHANOL, LLC

Dated: October 27, 2004	By:	/s/ Rick Serie
Rick Serie, Chief Executive Officer